Exhibit 23.1

ACCOUNTANTS' CONSENT



The Board of Directors
BFC Financial Corporation:

We consent to incorporation by reference in the registration statement on Form S-8 (Registration No. 333-12543) of BFC Financial Corporation of our report dated January 29, 2002; (except for Note 25, as to which the date is March 22,
2002) relating to the consolidated statements of financial condition of BFC Financial Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of BFC Financial Corporation.

Our report refers to a change in method of accounting for derivative instruments and hedging activities in 2001.


                                        KPMG LLP


Fort Lauderdale, Florida
March 27, 2002